Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

BIOCERES CROP SOLUTIONS CORP.

(Exact Name of Registrant as Specified In Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of registration fee(3)
Fees to Be Paid	Equity	Ordinary Shares, par value U.S.$0.0001 per share(4)	457(c) and 457(f)(1)	17,660,101	$1.045	(5)	$210,335,674,90	(5)	$0.0000927	$19,498.18
	Total Offering Amounts						$210,335,674,90			$19,498.18
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$19,498.18	(6)

Notes:—

(1)	All securities being registered will be issued by Bioceres Crop Solutions Corp., an exempted company incorporated under the laws of the Cayman Islands, having its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered under number 329214 (“BIOX”). In connection with the merger (as defined below) described in this registration statement and the enclosed proxy statement/prospectus, BCS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BIOX (“Merger Sub”) will merge with and into Marrone Bio Innovations, Inc., a Delaware corporation (“MBI”), with MBI surviving such merger and becoming a direct wholly-owned subsidiary of BIOX (the “merger”) and, in the context of the merger, all outstanding shares of common stock of MBI, par value $0.00001 per share (the “MBI Common Stock”) shall be exchanged for ordinary shares of BIOX, each having a nominal value of $0.0001 per share (the “BIOX Ordinary Shares”) at a fixed ratio of 0.088, with additional BIOX Ordinary Shares issuable in respect of MBI’s equity incentive programs, as set forth in the agreement and plan of merger dated March 16, 2022, by and among BIOX, Merger Sub and MBI (the “merger agreement”). Amount listed includes estimated BIOX Ordinary Shares issuable based on MBI Common Stock, options, and restricted stock outstanding as of April 30, 2022, and assuming net settlement of vested options based on the average high and low trading prices of BIOX Ordinary shares on the Nasdaq Stock Market LLC on May 4, 2022.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Represents BIOX Ordinary Shares issuable to the stockholders of MBI in exchange for all outstanding MBI Common Stock upon the merger.

(5)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying the proposed maximum offering price per share, $1.045, which represents the average of the high ($1.07) and low ($1.02) prices of MBI Common Stock on the Nasdaq Stock Market LLC on May 6, 2022 (within five business days prior to the date of the Registration Statement), by the maximum number of shares being exchanged or converted for the securities being registered based on shares and equity awards outstanding as of April 30, 2022.

(6)	Paid herewith.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A